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                                   EXHIBIT 12

                             ENRON OIL & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

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                                  THREE MONTHS
                                      ENDED                              YEAR ENDED DECEMBER 31,
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                                 MARCH 31,1998     1997         1996           1995           1994            1993
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
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                          $ 27,005     $121,970     $140,008       $142,118       $147,998        $138,025
Less: Capitalized Interest
Expense                               (3,295)     (13,706)      (9,136)        (6,490)        (6,124)         (5,457)
Add: Fixed Charges                    12,405       41,423       21,997         18,414         14,613          15,378
Income Tax Provision(Benefit)          1,201       41,500       50,954         41,936          5,937         (25,752)
                                    --------     --------     --------       --------       --------        --------
EARNINGS AVAILABLE                  $ 37,316     $191,187     $203,823       $195,978       $162,424        $122,194
                                    ========     ========     ========       ========       ========        ========


FIXED CHARGES:
Interest Expense                       9,047       27,369       12,370         11,310          8,135           9,921
Capitalized Interest                   3,295       13,706        9,136          6,490          6,124           5,457
Rental Expense Representative of
    Interest Factor                       63          348          491            614            354              -
                                    --------     --------     --------       --------       --------        --------
TOTAL FIXED CHARGES                 $ 12,405     $ 41,423     $ 21,997       $ 18,414       $ 14,613        $ 15,378
                                    ========     ========     ========       ========       ========        ========

RATIO OF EARNINGS TO
FIXED CHARGES                           3.01         4.62        9.27           10.64          11.12            7.95

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